Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-152504 on Form S-1 (the “Registration Statement”) of our report dated July 22, 2008 (September 10, 2008 as to Note 14) relating to the consolidated financial statements of Roadrunner Transportation Services Holdings, Inc. and subsidiaries (formerly known as Roadrunner Dawes, Inc.) (the “Successor”) as of December 31, 2007 and 2006 and for the years then ended and for the period from February 22, 2005 (date of inception) through December 31, 2005 and the financial statements of Dawes Transport, Inc. (the “Predecessor”) for the period from January 1, 2005 through March 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Successor’s adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments effective January 1, 2006) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Milwaukee, WI
September 10, 2008